Exhibit 10.16(a)
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 (“Amendment 1”) is made effective as of June 10, 2020 (“Amendment 1 Effective Date”) by and between Deciphera Pharmaceuticals, LLC with offices located at 200 Smith Street, Waltham, MA 02451 (“Company”) and Thomas P. Kelly ("Executive”).
BACKGROUND. Company and Executive have entered into and executed an Employment Agreement dated October 17, 2017 (the “Agreement”) and following a review of executive compensation by the Board of Directors of Deciphera Pharmaceuticals, Inc., the Parties desire to amend the Agreement to revise certain Change in Control benefits.
NOW THEREFORE, intending to be legally bound, the Parties agree as follows:
1.Section 5(a)(i) of the Agreement is hereby deleted and replaced in its entirety as follows: “the Company shall pay the Executive a lump sum amount equal to one-and-a-half (1.5) times the sum of (A) the Executive’s then current Base Salary plus (ii) the Executive’s Target Annual Cash Incentive Compensation for the then-current year.”
2.The reference to “12 months” of COBRA health continuation payments in Section 5(a)(ii)(i) of the Agreement shall be changed to “18 months.”
3.All capitalized terms used, but not otherwise defined, in this Amendment 1 will have the same meaning given to them in the Agreement. All references to “Agreement” in the Agreement and this Amendment 1 are deemed to include this Amendment 1.
4.Except as specifically set forth in this Amendment 1, the Agreement remains unchanged and in full force and effect.
IN WITNESS WHEREOF, each Party has caused this Amendment 1 to be executed as of the Amendment 1 Effective Date.

Deciphera Pharmaceuticals, LLC By: /s/ Steven Hoerter Name: Steven Hoerter Title: President and Chief Executive Officer	EXECUTIVE /s/ Thomas P. Kelly Name: Thomas P. Kelly

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